[L.P. MARTIN & COMPANY LETTERHEAD]

                        Consent of Independent Auditors'


The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia


         We consent to the use of our report dated January 22, 1999 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Sierra Ridge Apartments for the twelve month period ended December 15, 1998, for inclusion in a form 8K filing with the Securities and Exchange Commission by Apple Residential Income Trust, Inc.


                                                   /s/ L.P. Martin & Co., P.C.


Richmond, Virginia
January 22, 1999